EXHIBIT 21

                    SUBSIDIARIES OF THE ISSUER


Computerized Thermal Imaging Company
(d/b/a Thermal Medical Imaging, Inc.)
476 Heritage Park Blvd., Suite 210
Layton, Utah 84041
Incorporated December 13, 1996 in Nevada, USA
Owned 88% by Issuer at June 30, 2000 and 97.9% as of the date hereof

Bales Scientific Company
476 Heritage Park Blvd., Suite 210
Layton, Utah 84041
Incorporate February 13, 1979 in California, USA
Owned 100% by Issuer